Exhibit 10.1

VANTIV HOLDING, LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [             ], 2012

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM.

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED HEREIN, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH TRANSFER IS IN COMPLIANCE HEREWITH.

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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Exhibits and Schedules

Schedule I	Members

Exhibit A	Notice Addresses of CEO
Exhibit B	Tax Representations

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VANTIV HOLDING, LLC

A Delaware Limited Liability Company

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [                  ], 2012

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time in accordance with its terms, this “Agreement”) of VANTIV HOLDING, LLC (formerly known as FTPS Holding, LLC), a Delaware limited liability company (the “Company”), is made as of the date first written above and effective immediately prior to the occurrence of the initial public offering of Class A Common Stock (as herein defined) of Vantiv, Inc. (“Vantiv”), a Delaware corporation (the “Effective Date”), by and among:

(i)                                     Vantiv;

(ii)                                  Fifth Third Bank, a bank chartered under the Laws of the State of Ohio (“FTB”);

(iii)                               FTPS Partners, LLC, a Delaware limited liability company (“FTPSP”);

(iv)                              the Company; and

(v)                                 each other Person who at any time after the Effective Date becomes a Member in accordance with the terms of this Agreement and the Act.

Any reference in this Agreement to Vantiv, FTB, FTPSP or any other Member shall be deemed to include such Member’s Successors in Interest to the extent such Successors in Interest have become Members in accordance with the provisions of this Agreement.

All capitalized terms used in this Agreement are defined in Article I.

R E C I T A L S

WHEREAS, (i) the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq. (as amended from time to time, the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on December 11, 2008 (the “Filing Date”);

WHEREAS, the then-Members of the Company set forth certain agreements governing the relations among the members in a Limited Liability Company Agreement dated as of February 24, 2009 (as amended to date, the “Original Agreement”);

WHEREAS, in connection with (i) Vantiv’s purchase of 50,930,455 Class A Units, representing 50.93% of the Units, from FTB pursuant to the terms, and subject to the conditions of, that certain Master Investment Agreement, dated as of March 27, 2009, as amended June 30, 2009, by and among Vantiv, FTB, the Company, Fifth Third Financial Corporation, an Ohio corporation, and Vantiv, LLC (formerly known as FTPS Opco, LLC) (“Opco”), a Delaware limited liability company (as amended from time to time in accordance with its terms, the “Master Investment Agreement”), and (ii) JPDN Enterprises, LLC’s (“JPDN”) purchase of 69,545 Class A Units and 66,818 Class B Units from FTB, the then Members amended and restated the Original Agreement by entering into the Amended and Restated Limited Liability Company Agreement of the Company on June 30, 2009 (the “First Amended Agreement”);

WHEREAS, the Company, Vantiv and their respective equity holders desire to have Vantiv effect an initial public offering and in connection therewith to effect a recapitalization of the Company and Vantiv, and an amendment and restatement of the First Amended Agreement in its entirety as set forth herein; and

WHEREAS, coincident herewith, the Company, Vantiv and FTB are entering into the Exchange Agreement, the Registration Rights Agreement and the Vantiv Certificate, all of which are integral to the amendment and restatement of the First Amended Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree that the First Amended Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I - DEFINITIONS

SECTION 1.1                                    Definitions.

The following terms shall have the following meanings for purposes of this Agreement:

“Act” has the meaning set forth in the recitals above.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)                                     Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)                                  Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted and applied by the Managing Member consistently therewith and any interpretation and application thereof by the Managing Member shall be made in accordance with Section 4.2(c)(xiv).

“Advancement Agreement” means the Advancement Agreement by and between Vantiv and the Company, dated as of the date hereof, as amended from time to time in accordance with its terms.

“Advent Group” has the meaning set forth in Section 4.7(a).

“Advent Group Member” has the meaning set forth in Section 4.7(a).

“Advent Stockholders” means any investment fund affiliates of Advent International Corporation (or any successor) that hold shares of Class A Common Stock.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person; it being understood that “control” or any correlative version thereof in this Agreement shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the preamble above.

“Approved Replacement” means each of Dan Poston, Joe Robinson and Bruce Lee, and, prior to any change of control of FTB, any individuals then employed by FTB and/or its Affiliates (and, for the avoidance of doubt, no such individual shall be employed by any acquirer in such change of control and/or its Affiliates) proposed by FTB after the date hereof as replacements of such individuals.

“Assignee” means any transferee to which a Member or another Assignee has transferred its Economic Interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of its assets; (ii) the filing by such Person of a voluntary petition in bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (iii) the making by such Person of a general assignment for the benefit of creditors; (iv) the filing by such Person of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of its assets and the continuance of such order, judgment or decree unstayed and in effect for a period of ninety (90) consecutive days.

“Book Item” has the meaning set forth in Section 5.3(d)(i)(A).

“Business” has the meaning set forth in the Master Investment Agreement.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in Ohio are required or authorized by Law to close.

“Business Plan” means any business plan approved in accordance with Section 4.2.(c)(vi) and, subject to Section 4.2.(c)(vi), by which the business affairs of the Company and the Subsidiaries shall be conducted and which, for any year, shall include, among other things, (a) the Company’s and the Subsidiaries’ business strategy and organizational structure, (b) basic goals, (c) parameters of the Company’s and the Subsidiaries’ business purpose, (d) projected revenues, expenses (including compensation packages for any executive officers), financing plans and limitations on the incurrence of indebtedness, cash flows, the number and aggregate amount of grants for that year to executive officers under any equity incentive plan, (e) appointment of agents or advisers, (f) strategic alliances of the Company and the Subsidiaries, (g) an annual operating budget (including operating projections of the Company and the Subsidiaries covering not less than the next three succeeding fiscal years) and (h) an annual capital budget (including the projected capital expenditures of the Company and the Subsidiaries covering not less than the next fiscal year).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)                                  To each Member’s Capital Account there shall be credited such Member’s Capital Contribution, such Member’s distributive share of Net Income and any item in the nature of income or gain which is specially allocated to such Member pursuant to Section 5.3(c), and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b)                                 To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss and any item in the nature of expense or loss which is specially allocated to such Member pursuant to Section 5.3(c), and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c)                                  In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred interest; and

(d)                                 In determining the amount of any liability for purposes of subparagraphs (a) and (b) in this definition and Section 5.3(b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder and shall be interpreted and applied by the Company and the Managing Member in accordance with Section 4.2(c)(xiv) in a manner consistent with such Regulations.

“Capital Contribution” means, with respect to any Person, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed to the Company or any Subsidiary by such Person (or its predecessors in interest) in respect of a Membership Interest.  If any Member (A) is required to make an indemnity payment to the Company pursuant to Article VII of the Master Investment Agreement or (B) pays any amount which gives rise to a tax deduction of the Company, such payment shall be treated as a Capital Contribution by the Member.

“Certificate” has the meaning set forth in Section 2.1.

“Change of Control” means any (i) merger, consolidation or other business combination of Vantiv or the Company (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of Vantiv’s or the Company’s consolidated business at that time) or any successor or other entity owning or holding substantially all the assets of Vantiv or the Company and their respective Subsidiaries that results in the holders of Class A Common Stock and the holders of Units (in the case of Vantiv) or the holders of Units (in the case of the Company) immediately before the consummation of such transaction, or a series of related transactions, holding, directly or indirectly, less than fifty percent (50%) of the voting power of Vantiv or the Company (or such Subsidiary or Subsidiaries) or any successor or other entity owning or holding substantially all the assets of Vantiv or the Company and their respective Subsidiaries or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions; it being understood that such ownership shall be evaluated on a combined basis (i.e, on an as converted basis and without regard to any voting power or ownership limitation on FTB and its Affiliates) so that any ownership interest in Vantiv shall be aggregated with any ownership interest in the Company or any other Subsidiary of Vantiv or any such successor; and it being further understood that no Change of Control shall be deemed to occur to the extent the acquirer thereof is any of the Advent Stockholders or their Affiliates or FTB or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a Group with respect to such Change of Control; (ii) transfer, in one or a series of related transactions, of (x) with respect to the Company or any successor or other entity owning or holding substantially all the assets of the Company and its Subsidiaries, Units (or other equity interests) representing fifty percent (50%) or more of the voting power of the Company (or such Subsidiary or Subsidiaries) or such successor or other entity, to a Person or Group (other than Vantiv and any of its Subsidiaries, the Advent Stockholders or any of their Affiliates or FTB or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a Group with respect to such Change of Control), and (y) with respect to Vantiv or any successor or other entity owning or holding substantially all the assets of Vantiv and its Subsidiaries, shares of Class A Common Stock (or other equity interests) that results in any Person or Group (other than Vantiv or any of its Subsidiaries, the Advent Stockholders or their Affiliates or FTB or its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a Group with respect to such Change of Control) owning or holding, directly or indirectly, (A) shares of Class A Common Stock entitled to elect a majority of the board of directors of Vantiv or the board of directors of any such successor or other entity or (B) fifty percent (50%) or more of the shares of Class A Common Stock (or equity interests) of Vantiv (or such Subsidiary or Subsidiaries) or any such successor or other entity; it being understood that such ownership shall be evaluated on a combined basis (i.e. on an as-converted basis) so that any ownership interest in Vantiv shall be aggregated with any ownership interest in the Company or any other Subsidiary of Vantiv or any such successor; or (iii) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of Vantiv or the Company and their respective Subsidiaries; it being understood that no Change of Control shall be deemed to occur to the extent the acquirer of such assets is any of the Advent Stockholders or their Affiliates or FTB or any of its Affiliates or any Person with whom any of the foregoing has formed a joint venture or has otherwise formed a Group with respect to such Change of Control.  Notwithstanding anything to the contrary contained herein, for purposes of determining whether a Change of Control has occurred, it shall be assumed that all Class B Units have been exchanged for shares of Class A Common Stock (or equity interests of any successor or other entity owning or holding substantially all the assets of Vantiv and its Subsidiaries) immediately prior to any such merger, consolidation, other business combination or transfer and there is no limitation on the voting power or ownership limitation on FTB and its Affiliates..

“Chief Financial Officer” has the meaning set forth in Section 4.3(f).

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of Vantiv, or the common stock or other equity securities for which such common stock has been converted or exchanged of a successor corporation or entity. “Class A Units” has the meaning set forth in Section 3.1.

“Class B Common Stock” means the Class B common stock, no par value, of Vantiv, or the common stock or other equity securities for which such common stock has been converted or exchanged of a successor corporation or entity.

“Class B Units” has the meaning set forth in Section 3.1.

“Class C Non-Voting Unit” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Company” has the meaning set forth in the preamble above.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Competitor” means any of JPMorgan & Chase Co., Bank of America Corporation, US Bancorp. or Wells Fargo & Co. or any successors to their respective processing businesses.

“Covered Claim” has the meaning set forth in Section 4.6(a).

“Covered Person” has the meaning set forth in Section 4.6(a).

“Covered Proceeding” has the meaning set forth in Section 4.6(b).

“Credit Agreement” means the Loan Agreement, dated as of March [   ], 2012 among Opco, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto, as it exists on March [ ], 2012.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period, except that (i) if the Gross Asset Value of an asset acquired from any Person other than FTB or FTPSP differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such fiscal year or other period shall be the amount of book basis recovered for such fiscal year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, in the case of clause (ii) above, if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member in accordance with Section 4.2(c)(xiv).

“Depreciation Recapture” has the meaning set forth in Section 5.3(d)(i)(B)(II).

“Distributions” has the meaning set forth in Section 5.4(c).

“Economic Interest” means a Member’s or Assignee’s share of the Company’s Net Income, Net Loss and distributions pursuant to this Agreement, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in, any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case, except as expressly otherwise provided in this Agreement.

“Effective Date” has the meaning set forth in the preamble above.

“Equity Value” means (i) the equity value of Vantiv and its Subsidiaries, as a whole, based on the pre-tax aggregate net proceeds (including cash, the Fair Market Value of other property and the present value of any deferred consideration) received or to be received by its stockholders (assuming that all Class B Units and all Class C Units underlying the Warrant (on an as-exercised basis) have been exchanged for shares of Class A Common Stock pursuant to the Exchange Agreement at such time), plus (ii) the aggregate amount of any Distributions (other than Quarterly Distributions) made to holders of Class B Units or Class C Units to and until the date of such Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of [•], 2012, among Vantiv, the Company, FTB, and such other holders of Class B Units or Class C Non-Voting Units of the Company from time to time party thereto, as it may be amended from time to time in accordance with its terms.

“Expenses” has the meaning set forth in Section 4.6(a).

“Filing Date” has the meaning set forth in the recitals above.

“FTB” has the meaning set forth in the preamble above.

“FTB Group Member” has the meaning set forth in Section 4.7(f).

“FTPSP” has the meaning set forth in the preamble above.

“GAAP” has the meaning set forth in Section 7.1.

“Government Entity” means any federal, state, local or foreign government, governmental subdivision, administrative body or other governmental or quasi-governmental agency, tribunal, court or other entity with competent jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)                                  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of the contribution, as reasonably determined by the Managing Member in accordance with Section 4.2(c)(xiv).

(b)                                 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member in accordance with Section 4.2(c)(xiv), as of the following times:

(i)                                     the acquisition of an additional Membership Interest in the Company after the date of this Agreement by an existing Member or new Member in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines in accordance with Section 4.2(c)(xiv) that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii)                                  the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company, if the Managing Member reasonably determines in accordance with Section 4.2(c)(xiv) that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)                               the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)                              the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(v)                                 such other times as the Managing Member shall reasonably determine necessary or advisable in accordance with Section 4.2(c)(xiv) in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)                                  The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Managing Member in accordance with Section 4.2(c)(xiv).

(d)                                 The Gross Asset Values of Company assets shall be increased (or decreased) in accordance with Section 4.2(c)(xiv) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Member reasonably determines in accordance with Section 4.2(c)(xiv) that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e)                                  The Gross Asset Value of a Company asset shall be adjusted in accordance with Section 4.2(c)(xiv) by the Depreciation, if any, taken into account by the Company with respect to computing Net Income or Net Loss.

“Group” means “group” (within the meaning of Section 13(d)(3) of the Exchange Act).

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of Opco and its Restricted Subsidiaries as of such date to Consolidated EBITDA for the period of four (4) fiscal quarters then ended.  All capitalized terms used in this definition of “Leverage Ratio” and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

“LTM EBITDA” means, as of any measurement date, EBITDA for the twelve (12) months ended as of the last day of the month immediately preceding such measurement date.

“Management Equity Incentive Plan” means the Company’s 2009 Management Phantom Equity Plan, as amended, from time to time.

“Managing Member” means Vantiv, Inc. or any of its successors or permitted assigns, or any subsequent successor or permitted assign, in its capacity as the Managing Member.

“Master Investment Agreement” has the meaning set forth in the recitals above.

“Member” means Vantiv, FTB and FTPSP, and each other Person who is admitted hereafter as a Member in accordance with the terms of this Agreement, but only to the extent such Person has not ceased to be a Member pursuant to Section 6.1.  The Members shall comprise the “members” (as that term is defined and used in the Act) of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means a Member’s ownership interest in the Company at the relevant time, including its Economic Interest and rights as a Member.

“Net Income” and “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such fiscal year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a)                                  Any income of the Company that is exempt from federal income tax and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be added to such income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss, shall be subtracted from such taxable income or loss;

(c)                                  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value in this Agreement, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)                                 Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)                                  In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(f)                                    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)                                 Any items which are specially allocated pursuant to the provisions of Section 5.3(c) shall not be taken into account in computing Net Income or Net Loss.

“New Activity” has the meaning set forth in Section 2.4(b)(i).

“New Activity Notice” has the meaning set forth in Section 2.4(b)(i).

“New Securities” means (a) any shares of capital stock of Vantiv, whether or not currently authorized, or (b) any rights, options or warrants to purchase any shares of capital stock of Vantiv, and non-equity securities of any type whatsoever that are, or may become convertible into, or exchangeable for, such shares, in any case, whether issued on or after the Effective Date.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Non-Competitor COC” has the meaning set forth in the definition of Trigger Event.

“Officer” means each Person designated as an officer of the Company or of any Subsidiary pursuant to and in accordance with the provisions of Section 4.3, subject to the determination of the Managing Member appointing such Person as an officer or relating to such appointment.

“Opco” has the meaning set forth in the Recitals.

“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.

“Other Investments” has the meaning set forth in Section 4.7(a).

“Parent” means, with respect to any Person, a Person that has control of such Person.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Preferred Stock” means one or more series of Preferred Stock issued from time to time by Vantiv.

“President” has the meaning set forth in Section 4.3(e).

“Proceeding” has the meaning set forth in Section 4.6(b).

“Quarterly Distributions” has the meaning set forth in Section 5.4.

“Quarterly Estimated Tax Liability with respect to the Company’s Income” has the meaning set forth in Section 5.4(a).

“Registration Rights Agreement” means the Registration Rights Agreement by and among Vantiv, FTB, FTPSP, JPDN and the other parties from time to time party thereto, dated as of the date hereof, as amended from time to time in accordance with its terms.

“Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3(c)(i)(F).

“Regulatory Approval” has the meaning set forth in Section 2.4(b)(i).

“Secretary” has the meaning set forth in Section 4.3(h)(i).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the New York Stock Exchange, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, reclassification, recapitalization or otherwise.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company and/or any other Subsidiary or (ii) the Company and/or any other Subsidiary is entitled, directly or indirectly, to appoint a majority of the board of directors or comparable body of such Person.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director, manager or partner, or other fiduciary acting for, or with respect to, the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of Law or otherwise.

“Tax Matters Member” has the meaning set forth in Section 7.4(c).

“Tax Receivable Agreements” means those certain tax receivable agreements, dated as of the date hereof, by and between Vantiv and each of (i) FTB, (ii) the Advent Stockholders and (iii) JPDN, as amended from time to time in accordance with their terms.

“Transfer” means, with respect to any Units, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly, or to agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Units or any participation or interest therein, or any agreement or commitment to do any of the foregoing, including in each case through the Transfer of any Person holding such Units or any interest in such Person; it being understood that a Transfer of a controlling interest in any Person holding such Units shall be deemed to be a Transfer of all of the Units held by such Person.  For the avoidance of doubt, the transfer of the Warrant shall not be deemed to be a Transfer.  Notwithstanding anything to the contrary in this Agreement, no Transfer of an interest in any Person which is a public company, including in Vantiv, shall be deemed to constitute a Transfer  of any Units.

“Trigger Event” means the earlier to occur of any of the following (i) FTB (together with its  Affiliates) Transferring (other than as a result of an acquisition of control of FTB or any of its direct or indirect Parent companies by any Person) a number of shares of the Common Stock of Vantiv equal to more than 50% of the shares of the Common Stock of Vantiv it holds immediately following the initial public offering of the Common Stock of Vantiv (but not including any shares of Common Stock of Vantiv that FTB or its Affiliates sell to Vantiv in exchange for a portion of the proceeds of such initial public offering), calculating such ownership on a combined basis (i.e., on an as-converted basis) so that any ownership interest of FTB and its Affiliates in Vantiv shall be aggregated with any ownership interest of FTB and its Affiliates in the Company or any other Subsidiary of Vantiv or any successor, (ii) any Competitor acquires control of FTB or any of its direct or indirect Parent companies, (iii) (A) any Government Entity acquires more than a twenty percent (20%) interest (which interest either votes generally in the election of all directors and all other matters brought before the stockholders or otherwise carries with it any material negative consent or approval rights) in FTB or any of its direct or indirect Parent companies (a “Government Investment”), or (B) any Person other than a Competitor acquires control of Fifth Third Bank or any of its direct or indirect Parent companies (a “Non-Competitor COC”) and, in the case of either a Government Investment or Non-Competitor COC, any change of fifty percent (50%) or more of the Class B Directors occurs as a result of such Government Investment or Non-Competitor COC (for the avoidance of doubt, any death, disability, voluntary replacement from a list of Approved Replacements or (to the extent occurring more than nine months following any such Government Investment or Non-Competitor COC) voluntary resignation, shall not constitute a change for purposes of this clause (iii)), or (iv) FTB or any of its direct or indirect Parent companies goes into Bankruptcy, receivership or conservatorship or any similar event.

“Units” has the meaning set forth in Section 3.1.

“Vantiv” has the meaning set forth in the preamble above.

“Vantiv Certificate” means the Amended and Restated Certificate of Incorporation of Vantiv, as it may be amended from time to time in accordance with its terms.

“Warrant” means the Warrant No. 1, issued by the Company as of June 30, 2009 and any warrant issued pursuant thereto in accordance with its terms.

SECTION 1.2                               Terms Generally.

(a)                                  Numbers. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.

(b)                                 Gender.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)                                  Including.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)                                 Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this

Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(e)                                  Dollars.  Any reference in this Agreement to “dollars” or “$” shall mean the lawful currency of the United States of America.

(f)                                    Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified.

(g)                                 Exhibits.  The exhibits to this Agreement are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement.  All exhibits annexed hereto or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement.  Any capitalized terms used in any exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(h)                                 Negotiation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II - GENERAL PROVISIONS

SECTION 2.1                                  Formation.  The Company was organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation on the Filing Date with the Secretary of State of the State of Delaware (as amended from time to time, the “Certificate”), under and pursuant to the Act.  The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

SECTION 2.2                                  Name.  The name of the Company is “Vantiv Holding, LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable Law as the Managing Member may select from time to time.

SECTION 2.3                                  Term.  The term of the Company commenced on the Filing Date and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 6.2.

SECTION 2.4                                   Purpose; Powers.

(a)                                  General Powers.  The nature of the business or purposes to be conducted or promoted by the Company is to continue the Business and, subject to the terms of this

Agreement, the direction of the board of directors of the Managing Member (consistent with the Vantiv Certificate) and the Exchange Agreement, to engage in any act or activity which may be lawfully conducted by a limited liability company under the Act and the Laws of any other jurisdictions in which the Company engages in such activities.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing, subject to the foregoing.  Notwithstanding anything in this Agreement to the contrary, nothing set forth in this Agreement shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.  All matters material to the affairs and business of the Company shall be determined by the board of directors of the Managing Member.

(b)                                 Certain Regulatory Restrictions.

(i)                                     Notwithstanding anything to the contrary in this Agreement, the Company and the Members acknowledge that FTB and its Affiliates are subject to regulatory oversight by bank regulatory authorities in various jurisdictions (including the Board of Governors of the Federal Reserve System and other Government Entities, including the State of Ohio’s Division of Financial Institutions) with jurisdiction over FTB or its Affiliates and that FTB or its Affiliates may be required to obtain regulatory approvals from, or provide notice to, such authorities, prior to, or provide notice to such authorities following, the engagement by the Company or Vantiv (by virtue or its holding company status or otherwise) or any Subsidiary in certain activities or consummation of certain investments (“Regulatory Approval”).  Notwithstanding anything to the contrary in this Agreement, neither Vantiv, the Company nor any Subsidiary shall engage in any business that may reasonably require FTB or an Affiliate of FTB to seek Regulatory Approval, whether under the Bank Holding Company Act, Ohio Law or other applicable Law (a “New Activity”), whether by acquisition, investment or organic growth, without first sending written notice to FTB (the “New Activity Notice”) and FTB having notified the Managing Member that the New Activity is permissible, and, if dependent upon Regulatory Approval, that such Regulatory Approval has been obtained.  Within thirty (30) days after receipt of the New Activity Notice, FTB must notify the Managing Member in writing (i) whether, based on the advice of legal counsel, such New Activity would be permissible for FTB and/or its Affiliates to make or engage in directly under all applicable banking Laws and (ii) that either (A) no Regulatory Approval with respect to FTB and/or its Affiliates is required for such New Activity, or (B) any required Regulatory Approval with respect to such New Activity has been or will within a reasonable amount of time be obtained by FTB and/or its Affiliates.  FTB shall subsequently notify the Managing Member whether any required Regulatory Approval referenced in clause (B) above has been obtained.  None of Vantiv, the Company nor any Subsidiary shall engage in such New Activity if FTB notifies it that such activity is impermissible or until required Regulatory Approvals are obtained; it being understood that a Regulatory Approval shall not be deemed obtained until the expiration of any applicable waiting periods or the receipt of any necessary approval, as applicable.; provided, that if (1) such New Activity relates to an acquisition (whether by contribution or otherwise) of assets or securities or investment in any other Person by the Company or any of its Subsidiaries, in one or a series of related acquisitions, for a value exceeding $175,000,000, and (2) the effect of obtaining such Regulatory Approval would materially adversely affect FTB with respect to its regulatory capital or permissible banking activities, or would impose material burdensome regulatory conditions on FTB with respect to its regulatory capital, then such New Activity shall be deemed not to be permissible unless the Company or its subsidiaries (i) use their reasonable best efforts to make accommodations to relieve FTB from the additional material burden of such conditions and  (ii) if such material burden is not removed despite such reasonable best efforts, reimburse FTB for the impact or the cost of complying with such conditions, including if applicable, as set forth in the succeeding proviso; provided, further, however, that FTB recognizes that the Company may seek to establish a “financial subsidiary” (as defined under Federal Reserve Regulation H) to engage (and only to engage) in acquisitions of foreign companies and, with appropriate regulatory authority, such establishment and acquisitions shall be permissible so long as either (1) such acquisition or investment has a value of less than $175,000,000 or (2) (a) the Federal Reserve does not impose any conditions upon FTB that are materially more burdensome than the precedent set forth in the applicable regulations with respect to the establishment of such a subsidiary or any acquisition thereby and (b) FTB and the Company act in good faith to determine any incremental cost of capital charge for the benefit of FTB appropriate for any net capital deduction by FTB resulting from any acquisition by such subsidiary and reimburse FTB for such incremental cost, it being understood that any expected increase in the value of FTB’s holdings of the Company’s shares may offset all or part of such charge (but in no event will result in any payment by FTB to the Company).

(ii)                                  Vantiv and the Company shall use their  reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, as promptly as possible, to assist FTB or its Affiliates in obtaining any Regulatory Approval necessary for FTB or its Affiliates to qualify or continue its ownership interest in Vantiv and the Company as a permissible investment, including by (i) making appropriate filings and submissions to any Government Entity required by Law applicable to Vantiv, the Company or the Subsidiaries or FTB or its Affiliates and (ii) providing any information to FTB as may be reasonably requested by FTB or its Affiliates in connection therewith and (iii) executing and delivering additional documents necessary to consummate the transactions contemplated by this Agreement in connection therewith.  FTB shall use its reasonable best efforts to obtain any Regulatory Approval as promptly as possible; provided that FTB will exercise reasonable best efforts to minimize disclosure of any confidential or proprietary information relating to the Company and to seek confidential treatment for any such information, in each case, to the maximum extent allowed under applicable Law.

(iii)                               The obligations of Vantiv, the Company and the Members set forth in this Section 2.4(b) shall terminate and be of no further force or effect in the event that FTB and its Affiliates are no longer deemed to control Vantiv or the Company under applicable banking Laws, as the Company (acting through its Managing Member) and FTB mutually determine in good faith, in consultation with regulators or otherwise (such matter, at the option of FTB, being conclusively demonstrated by a non-control determination by the Board of Governors of the Federal Reserve System and/or any other applicable banking regulator).

(c)                                  Company Action.  Subject to the provisions of this Agreement, including the limitations set forth in Section 2.4(a), except as prohibited by applicable Law, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and  instruments contemplated by such approval, all without any further act, vote or approval of any other Member and (ii) the Managing Member may authorize any Person (including any other Member or Officer) to enter into and perform any document on behalf of the Company.

SECTION 2.5                               Foreign Qualification.  Prior to the Company’s or any Subsidiary’s conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the Company or such Subsidiary to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company or any Subsidiary as a foreign limited liability company conducting business in that jurisdiction.

SECTION 2.6                               Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by Law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by Law.  The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place.  The Company may have such other offices as the Managing Member may designate from time to time.

SECTION 2.7                               No State-Law Partnership.  The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and this Agreement shall not be construed to the contrary.  The Members intend that the Company shall be treated as a partnership for federal, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III - UNITS

SECTION 3.1                               Authorized Units.  The only beneficial interests in the Company shall be units (“Units”).  The total number of Units that the Company initially shall have authority to issue is •(1) Units, of which (a) • shall be designated as Class A Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class A Unit,” and collectively,

(1)                                  NTD: Authorized unit figures to reflect the Company’s capitalization after giving effect to the recapitalization occurring immediately prior to the IPO (which will implement the “one Vantiv share” for “one Company Unit” capitalization structure).  Authorized units will be calculated based on capitalization spreadsheet.

the “Class A Units”), (b) • shall be designated as Class B Units having the rights, preferences, privileges and restrictions set forth in this Agreement (each, a “Class B Unit,” and collectively, the “Class B Units”) and (c) • shall be designated as Class C Non-Voting Units having the rights, preferences, privileges and restrictions set forth in this Agreement and the Warrant (each, a “Class C Non-Voting Unit,” and collectively, the “Class C Non-Voting Units”); provided, however, that, subject to Section 4.2(c) (x) the Managing Member may from time to time, and only in accordance with the terms of this Agreement and to the extent required by the Exchange Agreement, authorize the issuance of additional Class A Units, Class B Units and such Preferred Units with such rights, preferences, privileges and restrictions as the Managing Member shall designate as required by and in accordance with the terms of the Exchange Agreement and (y) this Agreement shall be amended in order to document such new classes of Preferred Units and their rights, preferences, privileges and restrictions and/or such authorized number of Units of existing classes of Units, in each case, with no further action required by the Members.  Class B Units and Class C Non-Voting Units each automatically shall be convertible only into Class A Units on a one-for-one basis as specified in Section 3.2.  All issuances of any Units after the Effective Date shall be made in accordance with Section 3.2 and the terms and provisions of the Exchange Agreement and, in the case of Class C Non-Voting Units, in accordance with the terms of the Warrant.  Notwithstanding anything to the contrary herein, the Managing Member shall authorize the issuance of Class C Non-Voting Units as required by the terms of the Warrant, and the Class C Non-Voting Units shall be issued only upon the valid exercise of the Warrant and otherwise in accordance with the Exchange Agreement.  All issuances of Class A Units and Class B Units shall be made in accordance with the terms and provisions of the Exchange Agreement. The initial holdings of Units shall be as set forth on Schedule I.

SECTION 3.2                                 Capital Structure of the Company and Vantiv.

(a)                                                                                            Effect of Exchange.

(i)                                     Exchange for Class A Common Stock.  Upon the exchange by any Member of Class B Units or Class C Non-Voting Units for shares of Class A Common Stock pursuant to the Exchange Agreement, as of the effective date of such exchange, each such Class B Unit or Class C Non-Voting Unit automatically shall be converted into a Class A Unit, and the Class B Units or Class C Non-Voting Units so exchanged shall thereby cease to exist.

(ii)                                  Exchange for Cash.  Upon the exchange by any Member of Class B Units or Class C Non-Voting Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such exchange, each such exchanged Unit automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including Vantiv or the Company.

(b)                                 Issuance of Class A Units.  If upon the issuance by Vantiv of any shares of Class A Common Stock, Vantiv elects under the Exchange Agreement to transfer net proceeds of such issuance directly to a Member in exchange for a number of Class B Units or Class C Non-Voting Units equal to the number of shares of Class A Common Stock to which such net proceeds relate, the Class B Units or Class C Non-Voting Units so acquired by Vantiv automatically shall be converted, without any action on the part of any Person, including the holder thereof, into an equal number of Class A Units, and the Class B Units or C Non-Voting Units so exchanged shall thereby cease to exist.

(c)                                  Issuance of Class B Units.  The Company may only issue Class B Units to FTB and its Affiliates and their permitted transferees hereunder, and to any holder of Class C Non-Voting Units to the extent there is a distribution of Class B Units on the Class B Units or Class C Non-Voting Units.

(d)                                 Limitation on Issuance of Class A Units.  The Company may only issue Class A Units to Vantiv.

(e)                                  Actions Pursuant to Exchange Agreement.  Notwithstanding anything to the contrary herein, (i) the Company shall take all actions as are required under the Exchange Agreement, (ii) the Company shall not at any time, issue Units except as required by the Exchange Agreement, and (iii) the Company shall not issue Units to any Person other than Vantiv, FTB or its Affiliates and their permitted transferees hereunder or any holder of the Warrant.

SECTION 3.3                               General.  Except as otherwise expressly provided in this Agreement, all Units shall have identical rights and privileges in every respect.

SECTION 3.4                               Voting.  Each Member shall be entitled to one vote per Class A Unit and one vote per Class B Unit that it holds with respect to any matter as to which the Members holding such Units are entitled to vote; provided that any Class B Units held by any Assignee shall be non-voting, and any Class C Non-Voting Units held by any Persons shall be non-voting.

ARTICLE IV - MANAGEMENT

SECTION 4.1                                 Managing Member.

(a)                                  Management of the Company.  The business and affairs of the Company shall be managed by the Managing Member consistent with this Agreement, the Exchange Agreement and the Vantiv Certificate.  Subject to the express limitations contained in any provision of this Agreement, including the requirement to conduct the affairs and business of the Company in accordance with the terms of the Exchange Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement.  Subject to the rights and powers of the Managing Member and the limitations thereon contained herein and in the Exchange Agreement, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.  The Managing Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

(b)                                 Necessary Approvals.  Any action taken by the Managing Member pursuant to this Agreement shall be subject to the necessary approval of the board of directors of the Managing Member as and to the extent required by this Agreement, the Vantiv Certificate and to the extent consistent therewith, the bylaws of Vantiv.  All matters material to the affairs and business of the Company shall be determined by the board of directors of the Managing Member.

(c)                                  Fiduciary Duties.  The Managing Member shall owe the same duties to the Company and the Members as a member of a board of directors of Vantiv owes to Vantiv and its shareholders.  Nothing herein shall eliminate or limit the obligation of the Members or the Managing Member to act in compliance with the express terms of this Agreement, including the obligation of the Managing Member to make determinations in good faith, and nothing herein shall be deemed to eliminate the implied contractual covenant of good faith and fair dealing of the Members.  Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be deemed to constitute any Member an agent or legal representative of any other Member or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the members of a limited liability company as may be created by the Act.  The Managing Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member.

SECTION 4.2                               Members.

(a)                                  Meetings.  No meetings of the Members shall be held.

(b)                                 Actions Requiring Member Approval.  The prior written consent of the Members holding a majority of the Class A Units then held by all Members and the Members holding a majority of the Class B Units then held by all Members, each voting separately as a single class, shall be required for the following; provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) written consent in respect of the Class B Units will be required to the extent so requested by FTB; and provided further that such action shall be effected by written consent and upon ten days’ prior notice sent to all Members:

(i)                                     any amendment to the Certificate; and

(ii)                                  any amendment to this Agreement;

provided that, at any time after the Exchange Agreement is no longer in effect, any amendment to the Certificate or this Agreement shall only require the prior consent of the Members holding a majority of the Units, voting together as a single class.

(c)                                  Consent Rights of FTB. Notwithstanding anything to the contrary contained herein until a Trigger Event, the following matters relating to the business and operations of the Company and/or the Subsidiaries shall require the consent of FTB:

(i)                                     any Change of Control (A) prior to June 30, 2012, (B) during the period from July 1, 2012 until June 30, 2013 that implies an Equity Value of the Company and the Subsidiaries of less than $2.3 billion, (C) during the period from July 1,

2013 until June 30, 2014 that implies an Equity Value of the Company and the Subsidiaries of less than $2.5 billion, or (y) at any time after June 30, 2012 if the Company’s LTM EBITDA is less than $335,000,000;

(ii)                                  any sale, transfer or disposition, in one or a series of related transactions, of any assets or other property of the Company and/or any Subsidiary having a value in excess of $250,000,000 in the aggregate (other than pursuant to a Change of Control); provided that no such consent shall be required for any sale of the EFT Business at an aggregate purchase price greater than $1.0 billion;

(iii)                               any acquisition (including by way of a contribution) of assets or securities or investment in any other Person by the Company and/or any Subsidiary, in one or a series of related acquisitions, investments or contributions for a value exceeding $300,000,000 in the aggregate;

(iv)                              the retention of the independent auditor of the Company and the Subsidiaries;

(v)                                 other than arm’s-length commercial transactions between the Company or its Subsidiaries, on the one hand, and any Advent Stockholder or a portfolio company of any Advent Stockholder (other than the Company or any Subsidiary), on the other hand, in the ordinary course of business, the engagement by the Company or any Subsidiary, either directly or indirectly, in a transaction or series of related transactions with any Advent Stockholder or its Affiliates or any portfolio company of any Advent Stockholder (other than the Company or any Subsidiary) or any officer of the Company or any Subsidiary, including ownership by any Advent Stockholder or its Affiliates or any portfolio company of any Advent Stockholders (other than the Company or any Subsidiary) or an executive management employee or a member of any such individual’s family group of any supplier, contractor, subcontractor, customer or other entity with which the Company or any Subsidiary does business or seeks to do business (other than as a stockholder of less than two percent (2%) of a publicly traded class of securities), where either (1) such transaction or transactions are not on arm’s-length terms or (2) such transaction or transactions would require the Company or any Subsidiary to pay or incur obligations of more than $1,000,000;

(vi)                              a material change to the strategic direction of the Company and/or the Subsidiaries as compared to the then-effective Business Plan or the last Business Plan approved in accordance with this Section 4.2(c)(vi) to the extent that any changes since such time would, individually or in the aggregate when taken together with any elements of any Business Plan approved by the Board of Directors of the Managing Member since such time, constitute a material change to the strategic direction of the Company and/or the Subsidiaries; provided that any material changes to the strategic direction of the Company and the Subsidiaries reflected in any Business Plan are approved in accordance with this Section 4.2(c)(vi), in any case, including through the entry into, commencement of, expansion into, or engagement in, any business (through acquisition, investment or otherwise), or the cessation of any existing business (through divestiture or otherwise);

(vii)                           the incurrence of indebtedness for borrowed money by the Corporation and/or its Subsidiaries that, immediately following such incurrence, results in a Leverage Ratio equal to or exceeding 5 to 1;

(viii)                        the making of any loan or series of related loans by the Company or any Subsidiary (except in the ordinary course of business) in an amount exceeding $250,000,000;

(ix)                                the modification of the material terms and conditions, and any amendment, of any equity incentive plan by the Company;

(x)                                   the entry into, or amendment of, any contracts of the Company and/or any Subsidiary providing for capital expenditures expected to exceed $75,000,000 in the aggregate, other than immaterial amendments to the non-economic terms of such contracts;

(xi)                                the declaration, setting aside for payment of, or payment of, any Distribution by the Company to the Members, other than Quarterly Distributions;

(xii)                             any request for any additional capital contribution from FTB or FTPSP in its capacity as a Member;

(xiii)                          the issuance by Vantiv of New Securities constituting more than twenty percent (20%) of the total outstanding common stock of Vantiv (excluding issuances made in connection with the exercise of the Warrant, the Management Equity Incentive Plan and the Vantiv, Inc. 2012 Equity Incentive Plan, as amended from time to time (other than to increase the number of shares authorized for issuance thereunder, unless FTB consents (solely for purposes of this clause (iv) to such increase)); provided, however, that no consent shall be necessary at any time after June 30, 2012 if the Company’s LTM EBITDA is less than $335,000,000; and  provided, further, that nothing herein shall limit any prohibition on issuances set forth in the Exchange Agreement;

(xiv)                         subject to Section 5.3(h), the approval and/or submission to any applicable tax authority of any material tax returns and tax elections with respect to the Company or any Subsidiary (other than an election to make Section 704(c) or “reverse Section 704(c)” allocations with respect to the Company in the manner specified in this Agreement or an election to treat any new direct or indirect Subsidiaries acquired by the Company or any Subsidiary or organized by the Company or any Subsidiary as a partnership or disregarded entity for U.S. federal tax purposes), including, with respect to the Company, any permitted determinations (whether or not submitted to any applicable tax authority) related to any Adjusted Capital Account Deficit, Depreciation, or Gross Asset Value, or matters in Sections 5.3(d)(iv), 5.3(f), 7.3, 7.4(a)(2), 7.4(a)(5) and 7.4(b);

(xv)                            any change to the capitalization or organization of any Subsidiary (including the formation of any Subsidiary) or any change at any Subsidiary or any governance provisions of any Subsidiary that, in any case, would in any way have the effect of circumventing the provisions, including the protections afforded the holders of the Class B Units in Section 4.2(c), of this Agreement, or materially and adversely affecting any Member that, together with its Affiliates, collectively holds fifteen percent (15%) or more of the Units in a manner differently or disproportionately than the other Members, including the amendment of the limited liability company agreement of Opco; it being understood that it is intended that no action may be effected at a Subsidiary that could not be effected by the Company under this Agreement; and

(xvi)                         the exercise by Opco of the termination right set forth in Section 1.2(c) of the Master Lease Agreement, dated June 30, 2009, between FTB and Opco, or in Section 1.2(e) of the Master Sublease Agreement, dated June 30, 2009, between FTB and Opco (for the avoidance of doubt, this Section 4.2 (c)(xvi) shall not apply with respect to Section 17.1 of each the Master Lease Agreement and Master Sublease Agreement), or any successor provisions thereof.

SECTION 4.3                               Officers.

(a)                                  Designation and Appointment.  The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s and the Subsidiaries’ business (subject to the supervision and control of the Managing Member), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company or of one or more Subsidiaries, with titles as and to the extent authorized by the Managing Member.  Any number of offices may be held by the same Person.  In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members.  Any Officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them.  The Managing Member may assign titles to particular Officers.  Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement.

(b)                                 Resignation/Removal.  Any Officer may resign his or her office at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause at any time by the Managing Member.  Designation of an Officer shall not of itself create any contractual or employment rights.

(c)                                  Duties of Officers Generally.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware.

(d)                                 Chief Executive Officer.  The Managing Member shall appoint a Chief Executive Officer of the Company and the Subsidiaries (the “CEO”).  The CEO (i) shall be in general and active charge of the entire business and affairs of the Company and (ii) shall, subject to the powers of the Managing Member and the limitations set forth in Section 4.2(c), have the power and authority to cause the Company to enter into and perform contracts and agreements in the ordinary course of business without action of the Managing Member.

(e)                                  President.  If at any time a president of the Company (the “President”) is appointed, the President shall, subject to the powers of the Managing Member and the limitations set forth in Section 4.1 and, in the event that the President and the CEO are not the same person, the CEO, have responsibility for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Managing Member are carried into effect.  The President shall have such other powers and perform such other duties as may be prescribed by the Managing Member and, in the event that the President and the CEO are not the same person, the CEO.

(f)                                    Chief Financial Officer.  The chief financial officer of the Company (the “Chief Financial Officer”) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital.  The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member.  The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the CEO or the Managing Member.

(g)                                 Vice President(s).  The vice president(s) of the Company shall perform such duties and have such other powers as the Managing Member may from time to time prescribe.

(h)                                 Secretary.

(i)                                     The secretary of the Company shall keep all documents described in Article VII and such other documents as may be required under the Act.  The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the CEO or the Managing Member.  The Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

(ii)                                  If the Managing Member chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the Secretary, shall perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the CEO or the Managing Member may from time to time prescribe.

SECTION 4.4                                    Management Matters.  The Managing Member shall take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company and the Subsidiaries in accordance with the provisions of this Agreement and the Exchange Agreement and applicable Laws and regulations.  The Managing Member shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company or any Subsidiary is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable Laws of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective Capital Accounts.

SECTION 4.5                               Liability of Members.

(a)                                  No Personal Liability.  Except as otherwise required by applicable Law or as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or any Subsidiary or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or any Subsidiary or for any losses of the Company or any Subsidiary; provided that nothing contained in this Section 4.5(a) is intended to release or limit a Member’s liability for a breach by a Member, including a Managing Member, of its obligations hereunder.

(b)                                 Limited Liability of the Member.  The liability of each Member, in its capacity as such, cannot exceed (i) the amount of its Capital Contributions, if any, (ii) its share of any assets and undistributed profits of the Company and (iii) the amount of any distributions wrongfully distributed to it to the extent set forth in the Act, except to the extent such Member has breached this Agreement.

(c)                                  Return of Distributions.  In accordance with the Act and the Laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Members that no distribution to any Member pursuant to Article V of this Agreement shall be deemed a return of money or other property paid or distributed in violation of the Act.  The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property, except to the extent such Member has breached this Agreement.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

SECTION 4.6                               Exculpation; Indemnification by the Company.

(a)                                  Exculpation.  To the fullest extent permitted by Law, no past, present or future officer, director or employee of the Company or its Subsidiaries or the Managing Member, Tax Matters Member, any Member or any Affiliate of any of the foregoing (each, in their capacity as such, a “Covered Person”), shall be liable to the Company or the Subsidiaries or any other Person who is bound by this Agreement for any or all losses, damages, claims, judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) actually incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company or the Subsidiaries and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person in accordance with this Agreement, except to the extent such Expenses are due to the gross negligence or willful misconduct of, or breach of this Agreement by, such Covered Person (each, a “Covered Claim”). The provisions of this Agreement, to the extent that they restrict, limit or eliminate the duties and liabilities of a Covered Person to the Company or any Subsidiary or the Members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities at law or in equity of such Covered Person, and each Member to the fullest extent permitted by applicable Law, hereby waives any right to make any claim, bring any action or seek any recovery based on such other duties or liabilities for breach thereof.

(b)                                 Indemnification.  Subject to the limitations and conditions provided in this Section 4.6, each Covered Person who was or is made a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, with respect to a Covered Claim (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding (a “Covered Proceeding”), by reason of the fact that he, she or it, or a Person of which he, she or it is or was a Covered Person shall be indemnified by the Company or to the extent applicable a Subsidiary to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all Expenses actually incurred by such Person in connection with such Covered Proceeding, and indemnification under this Section 4.6 shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity under this Agreement.  The indemnification provided in this Section 4.6 is recoverable only out of the assets of the Company and/or the Subsidiaries, and no Member, director or Officer or employee of the Company or any Subsidiary has any personal liability, or obligation to make a capital contribution, on account thereof.

(c)                                  Reliance.  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and the Subsidiaries and upon such information, opinions, reports or statements presented to the Company or the Subsidiaries by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits or Net Losses of the Company and the Subsidiaries, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company and the Subsidiaries or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Members or creditors of the Company and the Subsidiaries might properly be paid.

(d)                                 Advancement of Expenses.  The Company shall advance reasonable expenses (including reasonable attorneys’ fees) incurred by or on behalf of a Covered Person in connection with a Covered Proceeding (ignoring for purposes of this clause (d) the exception contained therein relating to gross negligence or willful misconduct or breach of this Agreement) within twenty (20) days after receipt by the Company from such Covered Person of a statement requesting such advances from to time; provided such statement provides reasonable documentary evidence of such expenses and provides a written undertaking by the Covered Person to repay any and all advanced expenses in the event such Covered Person is ultimately determined not to be entitled hereunder to indemnification by the Company.

(e)                                  Indemnification Agreements and D&O Insurance.  The Company may enter into agreements with the Managing Member or any Officer to provide for indemnification consistent with the terms and conditions set forth in this Section 4.6.  The Company and the Subsidiaries will purchase and maintain officer liability insurance at appropriate levels of coverage as determined by the Managing Member and will maintain for a period of six years after the date hereof appropriate director liability insurance for past periods.

(f)                                    Nature of Rights.  The rights granted pursuant to this Section 4.6 shall be deemed contract rights, and no amendment, modification or repeal of this Section 4.6 shall have the effect of limiting or denying any such rights with respect to actions taken or Covered Proceedings arising prior to any amendment, modification or repeal.

(g)                                 Third-Party Beneficiaries.  Notwithstanding anything to the contrary in this Agreement, each of the Members and the Company acknowledges and agrees that the Covered Persons have relied on this Section 4.6 and are express third-party beneficiaries of Section 4.6 with the express right and ability to enforce the Company’s obligations under Section 4.6 directly against the Company to the full extent of such obligations.  The Company and each Member shall not in any way hinder, compromise or delay the rights and ability of the Covered Persons to enforce any of the Company’s obligations under this Section 4.6 directly against the Company to the full extent of such obligations.  Notwithstanding anything to the contrary in this Agreement, (a) this Section 4.6 may not be amended, modified, supplemented or waived in any manner, and (b) the other provisions of this Agreement may not be amended, modified, supplemented or waived in any manner that adversely affects any Covered Person’s rights to enforce any of the Company’s obligations under this Section 4.6 directly against the Company without the prior written consent of each of the Members, which consent may be withheld, conditioned or delayed for any reason in their sole discretion.

(h)                                 Survival.  This Section 4.6 shall survive any termination or restatement of this Agreement.  It is expressly acknowledged that the indemnification provided in this Section 4.6 could involve indemnification for negligence or under theories of strict liability.

SECTION 4.7                               Renunciation of Corporate Opportunities.  The Company (on behalf of itself and each of the Subsidiaries), FTB and each of the other Members hereby acknowledge and agree that:

(a)                                  The Advent Stockholders and each of their respective Affiliates (other than Vantiv and its Subsidiaries or their employees and other than any Person that is an Affiliate of such Advent Stockholder solely by virtue of such Member’s relationship with the Company), associated investment funds and portfolio companies (other than the Company) (each, an “Advent Group Member,” and collectively, the “Advent Group”) are in the business of making investments in, and have investments in, other Persons (“Other Investments”), including other businesses similar to, and that may compete with, the Company’s and the Subsidiaries’ businesses and, in connection with such Other Investments, may have interests in, participate with, aid, advise, and/or maintain seats on the board of directors (or comparable governing bodies) of, such Other Investments.

(b)                                 In recognition that each Advent Group Member may have myriad duties to various investors and partners, and in anticipation that the Company and the Subsidiaries, on the one hand, and such Advent Group Member (whether through its Other Investments or otherwise), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the difficulties that may confront any Advent Group Member that desires and endeavors to satisfy fully the duties of such Advent Group Member, in determining the full scope of such duties in any particular situation, the provisions of this Section 4.7 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve any Advent Group Member.

(c)                                  Each Advent Group Member shall have the right (whether through its Other Investments or otherwise), independent of such Advent Group Member’s investment in the Company or role as a Member or otherwise: (i) to engage or invest, directly or indirectly, in any business (including any business activities, relationships or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and the Subsidiaries, including any competitor); (ii) to do business, directly or indirectly, with any customer or supplier of the Company and the Subsidiaries; (iii) to take any other action that such Advent Group Member believes in good faith is necessary to or appropriate to fulfill its obligations as described in Section 4.7(b); (iv) develop opportunities for such Advent Group Member or such Other Investments or encounter business opportunities that the Company and the Subsidiaries may desire to pursue; (v) not to present potential transactions, matters or business opportunities to the Company or any of the Subsidiaries; (vi) to pursue, directly or indirectly, any opportunity for itself; and (vii) to direct any opportunity to another Person, except in any case, to the extent any such action (w) would breach any other provision of this Agreement, the Vantiv Certificate or the Certificate, (x) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (y) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on Vantiv, the Company and/or the Subsidiaries.

(d)                                 Each Advent Group Member shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates and the Company (on behalf of itself and each of its Affiliates and Members) hereby renounces any interest or expectancy of the Company, any Affiliate and any Member in, or in being offered an opportunity to participate in, any and all business opportunities that are made available to such Advent Group Member and any right to require such Advent Group Member to act in a manner inconsistent with the provisions of this Section 4.7 to the fullest extent permitted by applicable law.

(e)                                  No Advent Group Member shall be liable to the Company or any of its Affiliates or Members for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 4.7 or such Advent Group Member’s participation therein, except to the extent such actions or omissions are in breach of this Agreement.

(f)                                    Subject to the non-compete set forth in Section 5.7(c) of the Master Investment Agreement and any agreement between FTB and/or any of its Affiliates and the Company and/or any Subsidiary (including such agreements entered into in connection with the Master Investment Agreement), each of FTB and its Affiliates (other than any Person that is an Affiliate of FTB solely by virtue of FTB’s relationship with the Company) (each, an “FTB Group Member”) shall have the right, independent of such FTB Group Member’s investment in the Company or role as a Member or otherwise: (i) to engage or invest, directly or indirectly, in any business (including any business activities, relationships or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and the Subsidiaries, including any competitor); (ii) to do business, directly or indirectly, with any customer or supplier of the Company and the Subsidiaries; (iii) to take any other action that such FTB Group Member believes in good faith is necessary to or appropriate to fulfill its obligations and duties to its investors; (iv) to develop opportunities for such FTB Group Member or encounter business opportunities that the Company and the Subsidiaries may desire to pursue; (v) not to present potential transactions, matters or business opportunities to the Company or any of the Subsidiaries; (vi) to pursue, directly or indirectly, any opportunity for itself; and (vii) to direct any opportunity to another Person, except in any case, to the extent any such action (w) would breach any other provision of this Agreement, the Vantiv Certificate or the Certificate or (x) would, or would be reasonably likely to, result in (as determined by the Company’s outside legal counsel, provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) a violation of applicable Law or (y) would, or would be reasonably likely to, result in the imposition of material and adverse obligations, limitations or conditions on Vantiv, the Company and/or the Subsidiaries.

(g)                                 Subject to any agreement between FTB or any of its Affiliates and the Company and the Subsidiaries entered into in connection with the Master Investment Agreement, each FTB Group Member shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates and the Company (on behalf of itself and each of its Affiliates and Members) hereby renounces and waives any interest or expectancy of the Company, any Affiliate and any Member in, or in being offered an opportunity to participate in, any and all business opportunities that are made available to such FTB Group Member and any right to require such FTB Group Member to act in a manner inconsistent with the provisions of this Section 4.7 to the fullest extent permitted by applicable law.

(h)                                 No FTB Group Member shall be liable to the Company or any of its Affiliates or Members for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 4.7 or such FTB Group Member’s participation therein, except to the extent such actions or omissions are in breach of this Agreement.

ARTICLE V - CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS

SECTION 5.1                                 Capital Account Creation.  There shall be established for each Member on the books of the Company a Capital Account, which shall be increased or decreased in the manner set forth in this Agreement.  The Members Capital Accounts as of the Effective Date are as set forth on Schedule I.

SECTION 5.2                                 Capital Account Negative Balance.  A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.  The Company shall not request any additional capital contribution from FTB or its Affiliates or their transferees in its or their capacity as a Member.

SECTION 5.3                                 Allocations of Net Income and Net Loss.

(a)                                  Timing and Amount of Allocations of Net Income and Net Loss.  The rules set forth below in this Sections 5.3(b) and 5.3(c) shall apply for the purpose of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss of the Company for each fiscal year (or as of the end of such other period or periods as circumstances otherwise require or allow), determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations.  For each fiscal year, the Regulatory Allocations in Section 5.3(c) shall be made immediately prior to the general allocations of Section 5.3(b).

(b)                                 General Allocations.

(i)                                     Hypothetical Liquidation.  The items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for a fiscal year shall be allocated among the Persons who were Members during such fiscal year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such fiscal year to equal the excess (which may be negative) of:

(A)                              the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the fiscal year, (x) all Company assets, including cash, were sold for cash in an amount equal to their Gross Asset Values, taking into account any adjustments thereto for such fiscal year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Member Nonrecourse Debt in respect of such Member, to the Gross Asset Values of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.2(c)(ii), over

(B)                                the sum of (x) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (y) such Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and (z) such Member’s share of Member

Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704 2(i)(5), all computed as of the hypothetical sale described in Section 5.3(b)(i)(A) above.

For purposes of the foregoing hypothetical sale described in Section 5.3(b)(i)(A), all assets and liabilities of any entity that is wholly-owned by the Company and disregarded as an entity separate from the Company for federal income tax purposes shall be treated as assets and liabilities of the Company.

(ii)                                  Loss Limitation.  Notwithstanding anything to the contrary in this Section 5.3(b), the amount of items of Company expense and loss allocated pursuant to this Section 5.3(b) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year, unless each Member would have an Adjusted Capital Account Deficit.  All such items in excess of the limitation set forth in this Section 5.3(b)(ii) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to all Members, pro rata, in proportion to their ownership of Units.

(c)                                  Additional Allocation Provisions.  (i) Notwithstanding Section 5.3(b):

(A)                              In the event that there is a net decrease during a fiscal year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article V, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.  It is intended that this Section 5.3(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(A).

(B)                                If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.  It is intended that this Section 5.3(c)(i)(B) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 5.3(c)(i)(B).

(C)                                In the event that a Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of income and gain of the Company for such fiscal year in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)) in the amount of such excess as quickly as possible; provided, however, that any allocation under this Section 5.3(c)(i)(C) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article V have been tentatively made as if this Section 5.3(c)(i)(C) were not in this Agreement.

(D)                               Any Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members pro rata in accordance with their Units.  Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(E)                                 To the extent that an adjustment to the adjusted tax basis of any Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(F)                                 The allocations set forth in Sections 5.3(c)(i)(A), (B), (C) (D) and (E) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2.  Notwithstanding the provisions of Section 5.3(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(G)                                If any Member (I) is required to make an indemnity payment to the Company pursuant to Article VII of the Master Investment Agreement or (II) pays any amount which gives rise to an item of in the nature of expense or loss of the Company, the loss giving rise to the indemnity payment or the item attributable to the payment shall be allocated to such Member.

(ii)                                  For any fiscal year during which a Member’s interest in the Company is assigned by such Member, the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Managing Member.

(d)                                 Required Tax Allocations.

(i)                                     Section 704(b) Allocations.

(A)                              Each item of income, gain, loss, or deduction for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.3(c) (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.3(b) or Section 5.3(c) of this Agreement; provided, however, that such tax allocations shall be made, and, for purposes of such tax allocation, all references to fiscal years shall be construed, in accordance with the requirements of Section 706 of the Code.

(B)                                (I)  If the Company recognizes Depreciation Recapture (as defined below) in respect of the sale of any Company asset,

(a)                                  the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.3(b) or Section 5.3(c) shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1; and

(b)                                 if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 5.3(d)(i)(B)(I)(a) shall be comprised of a proportionate share of both such types of gain.

(II)                                For purposes of this Section 5.3(d)(i)(B)(II) “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Section 1245 of the Code; (b) is treated as ordinary income under Section 1250 of the Code; or (c) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(ii)                                  Section 704(c) Allocations.  In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to subparagraph (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in accordance with the “traditional” allocation method described in Regulation § 1.704-3(b).

(iii)                               Tax Items Allocable to Particular Members.  If the Company is required to recognize items of income, gain, deduction or loss for tax purposes that is attributable to a particular Member, such items shall be allocated to such Member.

(iv)                              Credits.  All tax credits shall be allocated among the Members as determined by the Managing Member in accordance with Section 4.2(c)(xiv) and consistent with applicable Law.

The tax allocations made pursuant to this Section 5.3(d) shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

(e)                                  Withholding.  Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of the participation by such Member (or any Assignee of, or Successor in Interest to, such Member) in the Company.  If and to the extent that the Company shall be required to withhold any taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, including for purposes of Section 5.4(a), Section 5.4(c) or Section 6.2.  To the extent that the aggregate of such deemed distributions to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Company income until discharged by such Member by repayment.  The Company may, in the sole discretion of the Managing Member, elect to satisfy such demand loan out of distributions to which such Member would otherwise be subsequently entitled.  The withholdings referred to in this Section 5.3(e) shall be made at the maximum applicable statutory rate under applicable tax Law unless the Managing Member receives documentation, satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable.

(f)                                    Other Tax Matters.

(i)                                     In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 5.3, the Managing Member is hereby authorized to make new allocations, in accordance with Section 4.2(c)(xiv), in reliance on the Code and such Regulations, provided that if any such new allocation shall be proposed to be made in a manner that disproportionately adversely impacts any Member, such Member shall have the right to consent to such allocation (such consent not to be unreasonably withheld, conditioned or delayed).  No such new allocation shall give rise to any claim or cause of action by any Member.

(ii)                                  All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the Managing Member in accordance with Section 4.2(c)(xiv).  Any determination made pursuant to this Section 5.3(f)(ii) by the Managing Member shall be conclusive and binding on all Members.

(g)                                 Allocation of Excess Nonrecourse Liabilities.  For purposes of determining each Member’s share of excess nonrecourse liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their Units.

(h)                                 Material Tax Returns and Tax Elections. The following review and deadlock resolution procedure shall apply to any approval submission or determination governed by Section 4.2(c)(xiv).  The Managing Member shall provide draft copies of any material tax returns or material tax elections to the holders of Class B Units at least 30 days before the filing deadline and shall provide the holders of Class B Units with any information requested by such holders of Class B Units to review such tax returns or tax elections.  The holders of Class B Units (acting by a majority of such holders) will notify the Managing Member within 15 days of receipt of such draft tax return or tax election of their approval or disapproval of the draft tax return or tax election.  If the holders of Class B Units (acting by a majority of such holders) do not consent to the making of any such tax election, then the election shall not be made.  If the holders of Class B Units (acting by a majority of such holders) do not agree on any tax position in a material tax return or a material tax election where an election must be made, then, at the Company’s expense, any Big Four accounting firm mutually agreed by the Managing Member and the holders of Class B Units (acting by a majority of such holders) shall determine (i) in the case of a tax position in a material tax return or a tax determination, whether the tax position or determination proposed by the Managing Member or the tax position or determination proposed by the holders of Class B Units (acting by a majority of such holders) is more likely to prevail or, if such positions are equally likely to prevail, whether the tax position or determination proposed by the Managing Member or the tax position or determination proposed by the holders of Class B Units (acting by a majority of such holders) is more neutral to the Members, and (ii) in the case of a tax election, whether electing or refraining from electing the tax election proposed by the Managing Member is more neutral to the Members, and in each case such determination shall be binding.

SECTION 5.4                                    Distributions.  Subject to any restrictions in any indebtedness of the Company or the Subsidiaries or in the Exchange Agreement, the Managing Member shall cause the Company to distribute to the Members, pro rata according to the number of Units held by such Member, cash distributions equal to the amount necessary to satisfy the “Quarterly Estimated Tax Liability with respect to the Company’s Income” (the “Quarterly Distributions”).

(a)                                  Amount of Distribution.  The “Quarterly Estimated Tax Liability with respect to the Company’s Income” shall mean the quarterly estimated tax liability calculated using the annualized income installment method of Code §6655(e)(2)(A) (installment calculations based on income annualized on a 3/3/6/9/ method, with a true-up of annual estimated taxes by March 15th of the following year based on income from a full fiscal year, and with any excess distributions previously made to the Members to be applied against the next distribution owed under this Section 5.4(a)) assuming that (i) the Company has a single Member, (ii) the items of income, gain, deduction, loss and credit (all as determined for federal income tax purposes and in accordance with Code Section 704(b), but without regard to any Code Section 704(c) gains or adjustments pursuant to any Code Section 754 election) in respect of the Company were the only such items entering into the computation of tax liability of such Member for the fiscal year in respect of which the Quarterly Distribution was made, and (iii) the taxable income of the Member determined in accordance with clause (ii) was subject to tax at the highest marginal effective rate of federal, state and local income tax applicable to a corporation resident and doing all of its business in New York City, taking account of any difference in rates applicable to particular items of income, and any allowable deductions in respect of such state and local taxes in computing such Member’s liability for federal income taxes.  No account shall be taken of any items of deduction or credit attributable to an interest in the Company that may be carried back or carried forward from any other taxable year.  The amount of hypothetical tax liability determined under clause (iii) in excess of Quarterly Distributions made previously with respect to such taxable year shall be distributed to the Members pro rata according to the number of Units held by each Member.

(b)                                 Time for Making Quarterly Distributions.  Quarterly Distributions shall be made on or before three (3) days before the end of the quarter to which the Quarterly Distribution relates (i.e., no later than April 12, June 12, September 12 and December 12), with an additional Distribution made if necessary, on or before March 1 each year to true-up estimated taxes based on the actual twelve (12) months of income for the preceding fiscal year.

(c)                                  Other Distributions.  Subject to the Exchange Agreement and Section 4.2(c), the Managing Member may cause the Company to make distributions other than the Quarterly Distributions at any time, in cash or in kind, to the extent that such distributions are permissible under the Act or indebtedness of the Company or the Subsidiaries (such distributions, together with the Quarterly Distributions, “Distributions”).  All Distributions shall be made pro rata to each Member according to the number of Units held by each Member, except as otherwise required by the Exchange Agreement or permitted pursuant to Section 4.2(c). For the avoidance of doubt, the Managing Member shall cause the Company to make such payments as are required to be made by the Exchange Agreement and the Advancement Agreement. All payments under the Advancement Agreement pursuant to any Tax Receivable Agreement (other than the Tax Receivable Agreement relating to net operating losses and certain other tax attributes of NPC) that are not covered by the Quarterly Distributions shall be made by pro rata Distributions, and such payments shall not require any consent under Section 4.2(c).  All payments under the Advancement Agreement that are not related to a Tax Receivable Agreement shall be considered contractual payments and not Distributions.

(d)                                 Successors.  For purposes of determining the amount of Distributions under this Section 5.4, each Member shall be treated as having received amounts received by its predecessors in respect of any of such Member’s Units.

ARTICLE VI - WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

SECTION 6.1                                 Member Withdrawal.  No Member shall have the power or right to withdraw, otherwise resign, or require the repayment of its Capital Contribution (if any) or the redemption of its Units, prior to the dissolution and winding up of the Company, except pursuant to a Transfer of Units permitted under this Agreement as provided in Section 6.3, pursuant to Section 6.4(b), or pursuant to a Change of Control.  Notwithstanding the foregoing, the Managing Member shall not have the power or right to withdraw or otherwise resign without the consent of the holder of Class B Units (by a majority of holders, such majority to include FTB).

SECTION 6.2                                 Dissolution.

(a)                                  Events.  For so long as the Exchange Agreement is in effect the Company shall not be dissolved.  Following such time, the Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i)                                     the termination of the legal existence or the membership in the Company of the last remaining Member (unless within ninety (90) days, (x) such Member’s personal representative or nominee agrees in writing to continue the Company and to be admitted as a Member, or (y) a Member is otherwise admitted in accordance with this Agreement, in each case, effective as of the occurrence of the event that terminated the continued membership of such Member);

(ii)                                  any event that makes it unlawful for all or substantially all of the business of the Company and its Subsidiaries to continue; and

(iii)                               the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act, provided, however, that no Member or its Affiliates or agents shall apply for entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act at any time that the Exchange Agreement is in effect.

Except as provided in Section 6.2(a), the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b)                                 Actions Upon Dissolution.  When the Company is dissolved, the business and property of the Company and the Subsidiaries shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member, such other Member or other liquidating trustee as shall be named by the Managing Member.  In such event, the Managing Member (or such other Member or liquidating trustee, as applicable) shall have the full right and discretion to manage such process, including the power to prosecute and defend suits, collect debts, dispose of property, settle and close the business of the Company and the Subsidiaries, discharge the liabilities of the Company and the Subsidiaries, pay reasonable costs and expenses incurred in the winding up, distribute remaining assets to Members in accordance with this Agreement and execute and file a certificate of cancellation under the Act.

(c)                                  Priority.  Within one hundred twenty (120) calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

(i)                                     first, to the satisfaction (whether by payment or the reasonable provision for payment) of the liabilities of the Company to creditors, in the order of priority established by the instruments creating or governing such obligations and to the extent otherwise permitted by Law, including to the establishment of reserves which the Managing Member or other liquidating trustee as may be selected considers necessary for the reasonable provision for payment for (A) any known contingent, conditional or unmatured contractual claims against the Company, (B) any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (C) any claim that is not known to the Company or has not arising but that, based on the facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the date of dissolution, which reserves shall be held by the Managing Member (or other liquidating trustee if applicable) for the purpose of disbursing such reserves in payment in respect of any of the aforementioned claims. At the expiration of such period as the Managing Member (or other liquidating trustee, if applicable) shall deem advisable, any balance of any such reserves not required to discharge such liabilities or obligations shall be distributed as provided in Section 6.2(c)(ii); and

(ii)                                  second, to the Members pro rata according to the number of Units held by each Member as of the effective date of such dissolution.

(d)                                 No Recourse.                        Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and shall have no recourse therefor, upon dissolution or otherwise, against any Member or the Managing Member, except to the extent otherwise provided in the Act, the Exchange Agreement or in this Agreement, including in the event of the breach of this Agreement by the Managing Member.  No Member shall have any right to demand or receive property other than cash upon dissolution of the Company; provided that, for the sake of clarity, the Managing Member shall have the right to cause the Company to make distributions of property other than cash upon dissolution of the Company.

(e)                                  Cancellation of Certificate.  On completion of the distribution of the Company assets as provided in this Agreement, the Company shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the Company, and the Company shall at such time be terminated.

SECTION 6.3                                 Transfer by Members.

(a)                                  No Member may Transfer any Units (or any part of its Membership Interest), except as provided in this Section 6.3.  FTB and its Affiliates may Transfer any Class B Units so long as such Transfer is either (i) made in compliance with Sections 6.3(c) and (d) or (ii) required under the Exchange Agreement. No Member may Transfer any part of a Membership Interest that is not an Economic Interest other than pursuant to a Transfer of a Unit.  No Member may Transfer any Class A Units (or any part of its Membership Interest) or Economic Interest in the Class A Units other than to Vantiv pursuant to the Exchange Agreement.  Vantiv is the only permitted holder of Class A Units.  All Transfers required by the Exchange Agreement shall be permitted Transfers hereunder.  No rights set forth in Section 4.2(c) shall Transfer with the Class B Units, nor may FTB otherwise assign its rights set forth in Section 4.2(c).

(b)                                 Any Member who Transfers any Units in accordance with this Section 6.3 shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units; provided that no Member shall cease to be a Member upon the collateral assignment of, or the pledging or granting of a security interest in, its Units until the foreclosure of such pledge or security interest.

(c)                                  Except with respect to Transfers of Units required pursuant to the Exchange Agreement, any Person who acquires any Units in accordance with this Section 6.3 that is not an existing Member of the Company shall agree in writing to assume the responsibility of the transferring Member.  In the event that such Person fails to do so entirely or fails to do so in a timely manner, such Person shall be deemed by its acceptance of the benefits of the acquisition of such Units to have agreed to be subject to, and bound by, all of the terms and conditions of this Agreement to which the predecessor in such Units was subject, and by which such predecessor was bound, and for all purposes shall be deemed to be a Member.

(d)                                 Except with respect to Transfers of Units required pursuant to the Exchange Agreement, no Transfer shall be given effect unless the transferee delivers to the Company the representations set forth in Exhibit B, and no Member may Transfer any of such Member’s Units (including any Economic Interest therein) unless (A) the Managing Member determines, in its reasonable discretion, that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704; it being understood that such determination shall be made promptly and in good faith or (B) the transferring Member delivers an opinion of counsel with a determination that such Transfer or attempted Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Code Section 7704 (provided such legal counsel is of national reputation and specializes in such matters of determination);

(e)                                  Notwithstanding any provision of this Agreement to the contrary, except as required by the Exchange Agreement, no Transfer of Units may be made except in compliance with all federal, state and other applicable Laws, including federal and state securities Laws.

(f)                                    Any attempted Transfer of Units by any Member not in accordance with this Section 6.3 shall be ineffective, null and void ab initio.

SECTION 6.4                                 Admission or Substitution of New Members.

(a)                                  Admission.  The Managing Member shall have the right, subject to the provisions of Section 6.3, to admit as a new Member, any Person who acquires Units from a Member or from the Company, respectively; it being understood that no approval of the Managing Member shall be required to admit a Person as a new Member if such Person acquires Units from a transferring Member in compliance with all of the provisions of this Agreement.  Concurrently with the admission of a new Member, the Managing Member shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Member in place of the transferring Member, or the admission of an new Member, all at the expense, including payment of any professional and filing fees incurred, of the new Member.

(b)                                 Admission upon Exercise of Warrant.  Upon the valid exercise of the Warrant in accordance with its terms by a holder thereof which is not FTB or an Affiliate of FTB and the issuance by the Company of Class C Non-Voting Units to such holder, such holder shall be deemed admitted to the Company as a Member until such Class C Non-Voting Units are exchanged pursuant to the terms of the Exchange Agreement.

(c)                                  Conditions.  Subject to Section 6.3(c), the admission of any Person as a new Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, by execution and delivery of a counterpart signature page to this Agreement.

(d)                                 Assignees.  Any Assignee that does not become admitted as a Member shall have no rights (other than those rights pertaining solely to such Assignee’s Economic Interest), but all of the obligations (other than those pertaining to voting), of a Member under this Agreement.

ARTICLE VII - REPORTS TO MEMBERS; TAX MATTERS

SECTION 7.1                                 Books of Account.  Appropriate books of account shall be kept by the Company and the Subsidiaries, in accordance with the generally accepted accounting principles of the United States (“GAAP”), at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the Subsidiaries and the right to make copies thereof for any purpose reasonably related to the Member’s interest as a member of the Company, in each case, under such conditions and restrictions as the Managing Member may reasonably prescribe.

SECTION 7.2                                 Reports.  All reference to Members in this Section 7.2 refer to only those Members holding at least one percent (1%) of the Units then held by all Members.

(a)                                  Quarterly Tax Reports.  As promptly as possible, but in no event later than three (3) days prior to the estimated tax due date of each fiscal quarter (i.e. no later than April 12, June 12, September 12 and December 12) the Managing Member shall cause to be prepared and delivered to each Member a statement of the Quarterly Estimated Tax Liability with respect to the Company’s Income calculated pursuant to Section 5.4(a).

(b)                                 Schedules K-1.  Within sixty (60) days after the close of each taxable year, the Managing Member shall cause to be provided to each Member an estimate of taxable income for such taxable year.  Within one hundred twenty (120) days after the close of each taxable year, the Managing Member shall cause to be provided any completed IRS Schedule K-1 and such other financial, tax or other information as reasonably requested by a Member at such times as may be required to comply with any applicable public disclosure, external financial reporting, federal, state or local tax filings or any other legal requirements to which such Member is subject.

(c)                                  Members’ Tax Filings.  To the extent permitted by the Code, each Member agrees to file all tax returns consistently with the treatment of the Company as a partnership with respect to the determination of the taxable income of the Company.

(d)                                 Access to Information.  The Managing Member shall not have the authority to withhold any confidential information from the Members, other than Members holding only Class C Non-Voting Units.   Any Member (other than Members holding only Class C Non-Voting Units) shall have the right to access any information of the Company on a reasonable basis so long as the Member keeps such information confidential pursuant to Section 8.4.

(e)                                  Determinations.  All determinations, valuations and other matters of judgment required to be made for non-tax accounting purposes under this Agreement shall be made in good faith by the Managing Member.

SECTION 7.3                                 Fiscal Year.  The fiscal year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Managing Member in accordance with Section 4.2(c)(xiv) and in accordance with Section 706 of the Code.

SECTION 7.4                                 Certain Tax Matters.

(a)                                  Certain Tax Elections.

(1)                                  Partnership Treatment. The Company shall not file any election pursuant to Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership.  The Company shall not elect, pursuant to Section 761(a) of the Code, to be excluded from the provisions of subchapter K of the Code.  If requested by the Managing Member, each Member agrees to provide the Company with such assistance as would be required (including signing any election forms) to cause any new direct or indirect Subsidiaries acquired by the Company or any Subsidiary or organized by the Company or any Subsidiary to elect to be treated as a partnership or disregarded entity for U.S. federal tax purposes, such election to be effective on or before the date such new Subsidiary is acquired or organized.

(2)                                  Elections by the Company.  Except as provided in Section 7.4(a)(1), relating to the tax classification of the Company, and Section 7.4(a)(5) relating to Section 754 elections, the Managing Member may make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax Law in accordance with Section 4.2(c)(xiv).  All decisions and other matters concerning the computation and allocation of items of income, gain, loss, deduction and credit among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member in accordance with Section 4.2(c)(xiv) .  Any determination made pursuant to this Section 7.4(a)(2) by the Managing Member shall be conclusive and binding on all Members.

(3)                                  Elections by Members.  Without the consent of the Managing Member, no Member shall make the election provided by Section 732(d) of the Code, relating to the basis of property distributed by a Company to certain Members.  In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, or adjust the basis of Company property, in any case that would not be required in the absence of such election made by such Member, the Managing Member may, as a condition to furnishing such information, or filing such return or report, or making such basis adjustment, require such member to pay to the Company any incremental expenses incurred in connection therewith.

(4)                                  Member Obligations.  Promptly upon request, each Member shall provide the Managing Member with any information related to such Member necessary to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company.

(5)                                  Section 754 Elections.  The Members recognize and agree that a valid election pursuant to Section 754 of the Code has been made and is in full effect in respect of the Company, and that no Member shall take any action to affect the effectiveness or validity of such election.  In addition:

(I)                                    the Managing Member shall make, in accordance with Section 4.2(c)(xiv), such adjustments to the definition of Gross Asset Value and Net Income and Net Loss, and to the Regulatory Allocations required by Section 5.3(c) as are necessary to carry out the provisions of Regulations Section 1.704-1(b)(2)(iv)(m)(2) and 1.704-1(b)(2)(iv)(m)(4); and

(II)                                a Member who acquires any Units shall furnish to the Managing Member such information as the Managing Member shall reasonably require to enable it to compute the adjustments required by Section 755 of the Code and the Regulations thereunder.

(b)                                 Preparation of Returns.  The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed.  Except to the extent otherwise expressly provided in this Agreement, the Managing Member shall determine in accordance with Section 4.2(c)(xiv)  the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.

(c)                                  Tax Matters Member.

(1)                                  Designation and Powers.  The Managing Member is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”).  The Tax Matters Member shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations.  The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8).  To the extent and in the manner provided by applicable Code sections and Regulations thereunder, the Tax Matters Member (i) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (ii) shall keep the Members informed of all administrative and judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes.  Notwithstanding anything in this Agreement to the contrary, the Tax Matters Member, in its capacity as such, shall not, without the prior approval of the Members holding a majority of the Class B Units (provided that for so long as FTB and its Affiliates collectively hold twenty percent (20%) or more of the Class B Units, FTB’s (and only FTB’s) prior approval is required), such approval not to be unreasonably withheld, conditioned or delayed, (i) extend the statute of limitations for the assessment of any Tax, (ii) file a petition for judicial review of a “final partnership administrative adjustment” within the meaning of Section 6226(a) of the Code, (iii) file a tax claim, on behalf of the Company, in any court, (iv) submit any request for administrative adjustment on behalf of the Company, or (v) bind the Members to any tax settlement.  The Tax Matters Member shall notify the other Members within twenty (20) Business Days after it receives notice from the IRS (or any state and local tax authority), of any administrative proceeding with respect to an examination of, or proposed adjustment to, any Company tax items.

(2)                                  State and Local Tax Law.  If any state or local tax Law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity.  In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by Law.

(3)                                  Expenses of the Tax Matters Member.  All reasonable out-of-pocket expenses incurred by the Tax Matters Member in its capacity as such shall be borne by the Company as an ordinary expense of its business.  Such expenses shall include fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

(4)                                  Inconsistent Return Positions.  No Member shall file a notice with the IRS under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return, unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Managing Member with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Managing Member shall reasonably request.

(5)                                  Election into TEFRA.  In the event that the Company is not subject to the consolidated audit rules of Sections 6221 through 6234 of the Code during any fiscal year, each Person who was a Member at any time during such fiscal year hereby agrees to sign an election pursuant to Section 6231(a)(1)(B)(ii) of the Code and Regulations Section 301.6231(a)(1) 1(b)(2) to be filed with the Company’s federal income tax return for such fiscal year to have such consolidated audit rules apply to the Company.

ARTICLE VIII - MISCELLANEOUS

SECTION 8.1                                    Exhibits.  Without in any way limiting the provisions of Section 7.2, the Managing Member may from time to time execute on behalf of the Company and deliver to the Members exhibits which set forth the then-current Capital Account balances of each Member and any other matters deemed appropriate by the Managing Member or required by applicable Law.  Such exhibits shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 8.2                                    Governing Law; Severability; Selection of Forum; Waiver of Trial by Jury.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate, this Agreement shall control; in the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act, the applicable provision of the Act shall control.  The provisions of this Agreement (other than this sentence, Sections 2.4, 4.1(a), 4.2(b), 4.2(c), 8.5, 8.8, 8.10 and 8.11  and Article III (and related definitions) shall be deemed severable and the invalidity or unenforceability of any provision (other than this sentence, Sections 2.4, 4.1(a), 4.2(b), 4.2(c), 8.5, 8.8, 8.10 and 8.11  and Article III (and related definitions)) shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement (other than this sentence, Sections 2.4, 4.1(a), 4.2(b), 4.2(c), 8.5, 8.8, 8.10 and 8.11 and Article III (and related definitions)), or the application thereof to any Person or circumstance, is invalid or unenforceable to any extent, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, and such invalidity or unenforceability shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts,

(ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 8.6.  Each party irrevocably waives any and all right to trial by jury in any action, suit, demand or proceeding (including counterclaims) arising out of or related to this Agreement or the transactions contemplated hereby.

SECTION 8.3                                    Successors and Assigns; No Third-Person Beneficiaries.  This Agreement is binding upon the parties to this Agreement and their respective permitted successors and assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and each of their respective permitted successors and assigns and other than (i) the Covered Persons with respect to Section 4.6 and (ii) the Advent Group Members and the FTB Group Members with respect to Section 4.7.

SECTION 8.4                                    Confidentiality.  The Company shall use reasonable best efforts to preserve the confidentiality of the confidential information of the Company and the Subsidiaries.  By executing this Agreement, for the period during which a Member is a party to this Agreement and for three (3) years thereafter, each Member expressly agrees to maintain the confidentiality of, and not to disclose to any Person other than the Company or any Subsidiary, another Member or any of their respective financial advisors, accountants, attorneys or other advisors, without the consent of Managing Member but subject to the first sentence of this Section 8.4, any information relating to the business, financial structure, financial position or financial results, customers, suppliers or affairs of the Company and the Subsidiaries, except (i) as otherwise required by Law or by any Government Entity or Self-Regulatory Organization having jurisdiction over such Members; provided that the disclosing Member will exercise reasonable best efforts to minimize disclosure of such information that is confidential or proprietary and to seek confidential treatment for any such information to the maximum extent permissible, (ii) the delivery by a Member of financial statements of the Company and the Subsidiaries to its direct or indirect partners, stockholders or members, provided that such parties are bound by appropriate confidentiality provisions, including in their ability to use such information, (iii) the disclosure of any information that was or becomes available to such Member on a non-confidential basis from a source other than the Company or its representatives, financial advisors, accountants, attorneys or other advisors provided such other source is not known by such Member, after reasonable inquiry, to be bound by a confidentiality obligation with respect to such information, or (iv) the disclosure of any information that was or becomes generally available to the public (other than as a result of a breach by such Member of this Agreement).  This provision shall survive any termination of this Agreement either generally or in regard to any Member.  Each Member agrees that monetary damages may not be an adequate remedy for a breach of this Section 8.4, and that, in addition to any other remedies, each Member shall be entitled to seek injunctive relief to restrain any such breach, whether threatened or actual, without the necessity of proving the inadequacy of monetary damages as a remedy.

SECTION 8.5                                    Amendments.  No amendment of any provision of this Agreement shall be effective against the Company or the Members unless such amendment is approved in accordance with Section 4.2(b).  This Agreement and any provision hereof may only be waived by a writing signed by the party against whom the waiver is to be effective.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 8.6                                    Notices.  Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address, telecopy number or email address shown in the Company’s books and records, or, if given to the Company, at the addresses listed on Schedule I or such other address as may be designated from time to time.  Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied or emailed to the recipient if the telecopy is promptly confirmed by automated or telephone confirmation thereof or if the email is promptly confirmed by email or telephone confirmation thereof, or (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).

SECTION 8.7                                    Counterparts.  This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

SECTION 8.8                                    Non-Circumvention.  This Agreement is subject in all respects to the provisions of the Exchange Agreement, and nothing in this Agreement shall abridge or alter any rights provided for in the Exchange Agreement.  The Company agrees not take any action (or omit to take any action) that is prohibited by, or inconsistent with, the Exchange Agreement.

SECTION 8.9                                    Entire Agreement.  This Agreement, including the Exhibits and Schedules to this Agreement, and the Exchange Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof, other than the Exchange Agreement.

SECTION 8.10                              Specific Performance.  Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no party shall oppose the granting of such relief on the basis that money damages would be sufficient.

SECTION 8.11                              Calculation of Damages.  In any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to a breach of Sections 4.1(c) of this Agreement or the transactions contemplated thereby, in the determination of any liability for damages by the Company in favor of any Member, the Company and the Members agree that the amount of any such damages shall be grossed up to reflect such Member’s ownership interest in the Company such that such Member’s damages equal (x) the amount of such damages, divided by (y)(i) one (1), minus (ii) the percentage that such Member’s Units (as of the date of such damages are incurred) represents of the Units then outstanding (expressed as a decimal).

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY – SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

THE COMPANY:

VANTIV HOLDING, LLC

By:
Name:
Title:

Signature Page to the Second Amended and Restated

Limited Liability Company Agreement of Vantiv Holding, LLC

THE MEMBERS:

VANTIV, INC.

By:
Name:
Title:

Signature Page to the Second Amended and Restated

Limited Liability Company Agreement of Vantiv Holding, LLC

FIFTH THIRD BANK

By:
Name:
Title:

By:
Name:
Title:

FTPS PARTNERS, LLC

By:
Name:
Title:

Signature Page to the Second Amended and Restated

Limited Liability Company Agreement of FTPS Holding, LLC

SCHEDULE I

Members(2)

Members	Notice Address	No. of Class A Units Held	No. of Class B Units Held	No. of Units Held	Initial Capital Accounts
Vantiv, Inc.	8500 Governor’s Hill Drive Symmes Township, OH 45249
Fifth Third Bank	38 Fountain Square Plaza, Cincinnati, OH 45263
Total	N/A

(2)           NTD: Post-recapitalization Unit amounts to be inserted.

Schedule I to the Second Amended and Restated

Limited Liability Company Agreement of FTPS Holding, LLC

EXHIBIT A

NOTICE ADDRESSES OF CEO

Chief Executive Officer

Charles Drucker	c/o Vantiv, Inc. 8500 Governor’s Hill Drive Symmes Township, OH 45249

Exhibit A to the Second Amended and Restated

Limited Liability Company Agreement of FTPS Holding, LLC

EXHIBIT B

TRANSFEREE TAX REPRESENTATIONS

The transferee is, and will at all times continue to be, the sole beneficial owner of the interest to be registered in its name (which shall be interpreted to mean that the transferee is not and will not be treated as a nominee for, or agent of, another party or as anything other than the real owner of such interest for federal income tax purposes, at any time);

Such transferee is not a trust, estate, partnership or “S corporation” for federal income tax purposes;

Such transferee did not purchase, and will not sell, its interest through (a) a national, foreign, regional, local or other Securities exchange, (b) PORTAL or (c) over the counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

Such transferee did not purchase, and will not sell, its interest from, to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, such interests or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

Such transferee will only sell its interest to a buyer who provides the representations similar to these.

The representations set forth above are intended to ensure that the Company will not be treated as a corporation for federal income tax purposes as a result of any transfer.  The Managing Member may waive any or all of the representations set forth above on the advice of counsel that the transfer of an interest to such transferee will not cause the Company to be treated as a corporation for federal income tax purposes, and shall endeavor in good faith to do so if so advised by counsel to the Company upon request for waiver by a Member proposing to transfer, or upon receipt of an opinion from legal counsel to the transferee (provided such legal counsel is of national reputation and specializes in the legal matters involved in such determination) that such transfer will not cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code.  These representations may from time to time be revised by the Managing Member on the advice of counsel to the extent necessary to ensure that a transfer will not cause the Company to be treated as a corporation for federal income tax purposes.

EXHIBIT B TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF FTPS HOLDING, LLC